EXHIBIT 10.5

SAG MOTION PICTURE CONTRACT – WEEKLY PERFORMER

AGREEMENT made as of April 16, 2004, as revised April 22, 2004, between OUT OF THE BLUE PRODUCTIONS, LLC  (“Producer”), 9300 Wilshire Boulevard, Suite 508, Beverly Hills, California 90212, Attention:  Gray Frederickson, and ANGIE EVERHART (“Artist”), c/o PTI Talent Agency, 14724 Ventura Boulevard, Penthouse Suite, Sherman Oaks, California 91403, Attention:  Sheryl Abrams (Telephone 818-386-1310; Fax 818-386-1311; Email sheryl@ptitalentagency.com) (the “Agreement”).

Re:                               “CLOUD 9” (Working Title)

This will confirm the agreement (“Agreement”) between Producer and Artist with respect to the acting and related services of Artist in and in connection with the Picture, as follows:

A.                                   Conditions Precedent:  Notwithstanding anything to the contrary contained in this Agreement, Producer’s obligations under this Agreement are subject to the fulfillment of all of the following conditions (each, a “Condition Precedent” and collectively, “Conditions Precedent”):

I.                                         Producer’s receipt of copies of this Agreement executed by Artist;

II.                                     Artist’s providing Producer with all documents which may be required by any government agency or otherwise for Artist to render services hereunder for the full period during which such services may be required by Producer, including, without limitation, if applicable, a completed (to Producer’s satisfaction) INS Form I-9 (Employment Eligibility Verification Form), original documents establishing Artist’s employment eligibility and any and all other visas, work permits and other documents establishing Artist’s right to enter and work in the applicable jurisdiction(s); and

III.                                 Artist’s qualifying for all insurance which Producer deems necessary (e.g., life, health, accident and/or cast insurance) at customary rates and subject only to customary exclusions and deductible amounts (if any).

1.                                       EMPLOYMENT:  Producer hereby employs Artist and Artist agrees to perform services as a performer in the role currently known as “Julie” in the feature length theatrical motion picture currently entitled “CLOUD 9” (the “Picture”).  Picture principal photography is currently scheduled to commence on or about April 19, 2004.  The start date for Artist’s services is currently contemplated to be approximately April 19, 2004 (it being understood and agreed that Artist’s services will continue for on or about April 23, 2004 for an aggregate of thirteen [13] non-consecutive work days over a period of four [4] weeks, then be dropped until May 29, 2004 [with Artist’s services required on May 29, 2004 and/or May 30, 2004]).  It is understood that Artist may be required to render preparatory services prior to the start date for Artist’s services.

2.                                       COMPENSATION

(a)                                  Upon condition that Artist faithfully performs all of the terms and conditions of this Agreement in connection with the Picture, and subject to Producer’s usual and customary rights of suspension and/or termination in the event of Artist’s material breach, incapacity, or morals clause violation, or the occurrence of an event of force majeure, Producer shall pay Artist the an amount equal to one hundred ten percent (110%) of the applicable minimum low budget scale for four (4) weeks pursuant to the 2001 Screen Actors Guild Basic Agreement (“SAG Agreement”) (i.e., One Thousand Six Hundred Twenty Dollars [$1,620] per week plus ten percent [10%] agency commission of One Hundred Sixty-Two Dollars [$162]), but in no event less than aggregate total of Thirty Thousand Dollars [$30,000]) (“Guaranteed Compensation”), which amount shall include payment for Artist’s services for a maximum of thirteen (13) non-consecutive work or production days during a period of four (4) non-consecutive work or production weeks in the Los Angeles metropolitan area tentatively scheduled to commence approximately April 23, 2004, plus two (2) free non-consecutive looping and dubbing days (collectively, “Guaranteed Period”).  Fifty percent (50%) of the Guaranteed Compensation shall be paid upon execution of this Agreement, and the remaining fifty percent of the Guaranteed Compensation shall be payable on a weekly basis, as and when Artist renders services hereunder.  If Artist’s services are used in work days in excess of the Guaranteed Period, Producer shall pay Artist additional compensation on a pro rata daily basis.  In addition to the Guaranteed Compensation, subject to the following conditions, Producer shall pay Artist the following bonus on box office receipts on a cumulative basis:

[1]                                  If the United States and Canada box office receipts in the aggregate for the Picture as reported in Daily Variety (or a comparable publication) equal or exceed Ten Million Dollars ($10,000,000), the distributor of the Picture shall pay Artist a bonus of Twenty-Five Thousand Dollars ($25,000) within ten (10) business days after Daily Variety (or a comparable publication) reports such box office receipts.

[2]                                  If the United States and Canada box office receipts in the aggregate for the Picture as reported in Daily Variety (or a comparable publication) equal or exceed Fifteen Million Dollars ($15,000,000), the distributor of the Picture shall pay Artist a bonus of Twenty-Five Thousand Dollars ($25,000) within ten (10) business days after Daily Variety (or a comparable publication) reports such box office receipts.

[3]                                  If the United States and Canada box office receipts in the aggregate for the Picture as reported in Daily Variety (or a comparable publication) equal or exceed Twenty Million Dollars ($20,000,000), the distributor of the Picture shall pay Artist a bonus of Twenty-Five Thousand Dollars ($25,000) within ten (10) business days after Daily Variety (or a comparable publication) reports such box office receipts.

[4]                                  In no event shall the aggregate amount of such bonus payments exceed Seventy-Five Thousand Dollars ($75,000).

(b)                                 In addition to the Guaranteed Compensation and any applicable box office bonuses, Artist shall be paid an amount equal to two and one-half percent (2.5%) of one hundred percent (100%) of “Producer’s Net Profits.”  “Producer’s Net Profits” shall be defined, accounted (including customary audit rights) and paid on a basis no less favorable than any other participation in “Producer’s Net Profits” payable to individuals rendering or companies furnishing services in connection with the Picture.

(c)                                  Behind-the-scenes footage, “making of” footage, and clips from the Picture and (subject to clearance from the owners thereof) from other motion pictures for which Artist has rendered services may be utilized in connection with such promotional films and trailers without additional compensation to Artist, provided that the use thereof shall be subject to Artist’s approval which shall not be unreasonably withheld or delayed.  For each foreign television use, supplemental market use, or other use (other than theatrical exhibition) of the Picture which contains the results and proceeds of Artist’s services, Artist shall be paid the minimum additional compensation, if any, required by the SAG Agreement.

(d)                                 Artist warrants and represents that Artist is eligible to be employed in the United States in compliance with the Immigration Reform & Control Act of 1986.  As a condition precedent to Artist’s receipt of any payment hereunder, Artist will complete the required I-9 form and will present such form to Producer along with the requisite documentation, as specified in the form, that Artist may be lawfully employed.

3.                                       CREDIT:

(a)                                  Artist shall be accorded credit on a single card in the main titles of the Picture if there are credits in the main titles (otherwise in the equivalent position in the end titles), with such credit to read “And Angie Everhart” or “Also Starring Angie Everhart,” as Producer may elect in Producer’s sole discretion.  It is understood that the main titles will appear at the beginning of the Picture, unless all credits accorded to any individual or entity appear at the end of the Picture.  Subject to the foregoing, Producer shall determine the size, placement, nature and all other characteristics of such billing in Producer’s sole discretion.

(b)                                 Subject to customary exclusions, Artist shall be accorded billing of the same relative size and in the same position as hereinabove set forth in all paid advertisements (other than group advertisements [i.e., where more than one (1) Picture is advertised] and special advertisements [such as congratulatory advertisements and advertisements relating to prizes, awards, or personal appearances]) issued under the control of and paid for by Producer (but not in print advertisements issued under the control of or paid for by the distributor) where the performer in the role of “Christina” receives credit in connection with the Picture.  The size of Artist’s credit in such paid print advertisements shall be not less than the size of the credit accorded the performer in the role of “Julie” in such advertisements and no less favorable in all respects to the credit accorded to the performer in the role of “Christina” with respect to the Picture in such advertisements.  If the performer in the role of “Christina” receives credit above or otherwise in conjunction with an artwork title, then Artist shall similarly be accorded credit above or otherwise in conjunction with the artwork title (in accordance with the foregoing size and position requirements).  Artist shall receive Artist’s credit in all “excluded ads” (other than award, nomination and congratulatory “excluded ads” which name only the person(s) receiving the award, nomination or congratulations) in which the performer in the role of “Christina” in connection with the Picture receives credit, in the size and position parameters set forth above.  Artist shall in any event receive Artist’s credit whenever the billing block appears.  Notwithstanding the foregoing, Producer shall not be obligated to accord Artist billing in any paid advertisement in which no other cast member in the Picture is accorded billing.

(c)                                  It is understood that the billing obligations set forth in this Paragraph 3 shall not be applicable if the results and proceeds of Artist’s services are not utilized in connection with the Picture.  Any inadvertent failure to comply with the billing requirements hereof shall not be deemed a breach of this Agreement.

4.                                       MANNER OF SERVICE:  Artist shall devote Artist’s best talents, efforts and abilities in connection with Artist’s services and shall render services in a competent, painstaking, artistic, timely and professional manner.  Artist shall render all services under Producer’s supervision, direction and control.  Artist shall comply promptly and faithfully with all of Producer’s instructions, directions, requests, rules and regulations.  If and when Producer requests, Artist shall report for wardrobe fittings, photo sessions, hairdressing, make-up, production conferences and the making of stills.  Without limiting the foregoing, and subject to Artist’s professional availability if not during the Guaranteed Period, Artist shall be available for customary publicity activities related to the Picture, as arranged by Producer’s press and publicity representatives subject to the approval of Artist (which approval shall not be unreasonably withheld or delayed).

5.                                       DRESSING FACILITY; WARDROBE:  While Artist is rendering services in connection with the Picture, Producer shall provide Artist with a dressing facility which will be one-third (1/3) of a “three-banger.”  Producer shall supply “character” or “period” costumes, wardrobe and wearing apparel reasonably necessary for the portrayal of Artist’s part.

6.                                       OWNERSHIP RIGHTS AND RIGHTS TO EDIT:  Artist grants to Producer perpetually and exclusively all rights of any kind and character whatsoever in and to services and performances under this Agreement and in and to the results and proceeds of those services and performances.  Producer shall have the perpetual and exclusive right to reproduce and license others to reproduce, exhibit and/or distribute by any methods or combination of methods, any part or all of Artist’s acts, poses, appearances and voice in the Picture.  Artist agrees that Artist shall have no right, title or interest in or to the Picture or any material contained in the Picture, including without limitation the title, format and dialogue, regardless of any contributions made by Artist.  Any material written or created by Artist for Producer shall be considered a work made for hire.  Artist waives all moral rights of authors (droit moral) which the laws of any jurisdiction may now or later recognize, and the Picture may be edited, cut, modified and lengthened from time to time as its licensees and/or assignees elect.  Furthermore, subject to Article 33 of Schedule C to the SAG Agreement, Producer may “dub” Artist’s voice and/or use a double instead of Artist as and when Producer may elect to the extent permitted by the SAG Agreement.

7.                                       EXCERPTS; TRAILERS:  Producer may require Artist to perform in trailers for the Picture and may utilize film clips or sound track of Artist’s services in the Picture in trailers in perpetuity to promote the Picture, and Artist shall not be entitled to any additional compensation therefor.

8.                                       EXHIBITION RIGHTS:  Producer shall have the unlimited, perpetual right throughout the world to exhibit the Picture in whole or in part in theaters, on television, in supplemental markets (as defined in the SAG Agreement), on the Internet, and by any and all other methods now known or discovered in the future, subject to the terms and conditions of this Agreement and of the SAG Agreement.  Without limiting the foregoing, Producer may make and use and authorize others to use the Picture for audition, file, and reference purposes, and for audience previews and other screenings.

9.                                       NAME AND LIKENESS:  Artist grants to Producer the exclusive perpetual right to use and to license the use of Artist’s name and likeness in connection with the Picture and in the advertising, promotion, publicity or other exploitation thereof by any means now or hereafter known, provided, however, that in no event shall Artist’s name and likeness be used as a direct endorsement by Artist of any product or service without Artist’s prior written consent.

10.                                 ASSIGNMENT AND LOANOUT OF SERVICES:  Producer may assign this Agreement in whole or in part to any person, firm, or corporation, provided, however, that no such assignment shall relieve Producer of any of its obligations hereunder.  Artist may not assign this Agreement or any of Artist’s rights and/or obligations hereunder.  At any time and from time to time Producer may lend Artist’s services hereunder to any person, firm, or corporation.

11.                                 PAY OR PLAY:  Producer shall not be obligated to produce, exhibit, distribute, broadcast or exploit the Picture or to utilize any rights granted by Artist to Producer or any materials furnished by Artist.  If Producer elects not to utilize Artist’s services or to exhibit, distribute, or broadcast the Picture, Producer shall have the right to discharge its obligations completely by paying Artist the minimum Guaranteed Compensation provided for in this Agreement.

12.                                 MAIL:  Any mail addressed to Artist will be forwarded to Artist at the address stated on the first page of this Agreement.

13.                                 RELIEF; REMEDIES:  Artist agrees that the services to be furnished by Artist, and the rights and privileges granted to Producer under this Agreement, are of a special, unique, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot reasonably or adequately be compensated for in damages at an action in law, and that Artist’s failure to perform Artist’s obligations under this Agreement will cause Producer irreparable injury and damage.  Artist, therefore, agrees that Producer shall be entitled, as a matter of right, to injunctive relief against Artist to prevent Artist from furnishing the same or similar services and/or granting similar and/or conflicting rights to others.  If Artist breaches any of Artist’s representations, warranties or agreements under this Agreement, Producer may terminate and/or suspend this Agreement.  If this Agreement is suspended pursuant to this Paragraph 13, it will remain in full force and effect, except that Artist’s services will be postponed to a date selected by Producer and Artist will not be entitled to any compensation during any such suspension.  This Agreement may be terminated during any such suspension.  Producer’s rights and remedies under this Agreement shall be cumulative, and the exercise by Producer of one or more of the rights or remedies shall not preclude the exercise by Producer of any other right or remedy under this Agreement, at law or in equity.

14.                                 ARTIST’S DISABILITY:  Producer shall have the right to suspend and/or terminate this Agreement by giving Artist notice of suspension and/or termination if Artist suffers any mental or physical disability, any alteration in Artist’s facial or physical appearance, or any impairment of Artist’s voice which, in Producer’s opinion, interferes with the proper performance of any or all of Artist’s obligations under this Agreement, or Artist or Producer receives or is threatened with a restraining order or injunction with respect to an actual or alleged contract or commitment of Artist.  If this Agreement is suspended under this Paragraph 14, Producer will have the rights with regard to suspension stated under Paragraph 13 above.

15.                                 FORCE MAJEURE:  If the production of the Picture is prevented, suspended, postponed or discontinued by reason of a governmental regulation or order, strike, war, civil unrest, fire, earthquake or similar act of God or by the failure or refusal of a cast member or of the director to perform, or by any other cause of a similar or dissimilar nature beyond the control of Producer (“Force Majeure”), Producer shall have the exclusive right, subject to the SAG Agreement, to suspend or terminate Artist’s employment at any time during the continuation of such condition, and further, Producer shall have the exclusive right to extend the Guaranteed Period for a period of time equal to the continuation of such Force Majeure condition.

16.                                 MORALS:  If at any time Artist engages in conduct without due regard to social conventions or circumstance which discredits Artist in society or which brings Artist into public disrepute, scandal or ridicule or which shocks, insults or offends the community or any segment of it or which reflects unfavorably upon Artist, Producer or any sponsors, Producer may terminate Artist’s services without any liability to Artist, suspend Artist’s services for a maximum of thirty (30) business days, and/or delete credit and/or billing required to be given to Artist under this Agreement for Artist’s services.  If Artist’s services are suspended, this Agreement shall remain in force, except that Artist’s services shall be postponed to a date selected by Producer and Artist shall not be entitled to any compensation during any suspension.

17.                                 WARRANTIES:  Artist agrees, represents, and warrants that:  Artist has the right to enter into this Agreement and to grant the rights granted to Producer; Artist neither has nor will make any contractual or other commitments which would conflict or interfere with the rights granted Producer; Artist is a member of and will remain a member of the Screen Actors Guild; and if Artist provides any ideas, creations, literary, musical or artistic material (collectively and individually referred to as “artistic material”), the artistic material will be Artist’s own and original creation except for matters in the public domain and the use of the artistic material will not infringe upon or violate any rights of any kind or nature whatsoever of any person or entity.

18.                                 INDEMNITIES:  Artist agrees to defend, indemnify and hold harmless Producer, distributor of the Picture (the “distributor”), the distributor’s parent and subsidiary companies, and the officers, directors, attorneys, agents and employees of each from and against any and all claims, damages, liabilities, costs and expenses, including, but not limited to, reasonable attorneys’ fees arising out of (a) any breach or alleged breach of any representation, warranty or agreement made by Artist in this Agreement; (b) the use or dissemination of any materials furnished by Artist, and/or (c) any acts done or words spoken by Artist in connection with the production, rehearsal, recording or broadcasting of the Picture, other than acts done or words spoken by Artist at Producer’s direction.  Producer’s approval of material supplied by Artist shall not constitute a waiver of this indemnity.  Producer will indemnify and hold Artist harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees arising out of the use of any materials that Producer has supplied to Artist in the Picture.  The indemnitee shall give the indemnitor prompt written notice of any claim or lawsuit to which the indemnification agreement in this Paragraph 18 relates.  The indemnitee shall have the right to participate in the defense and/or settlement of any lawsuit and/or claim for which indemnitee is being indemnified.  If the indemnitee settles any claim, demand or action for which indemnity is provided, without the prior written consent of the indemnitor, the indemnitor shall be released from any and all liability under the indemnity.  When Artist’s indemnity of Producer applies, Producer may elect to employ Producer’s own attorney(s) instead of using the services of Artist’s attorney(s) but Artist’s indemnity shall still apply.

19.                                 PUBLICITY:  Artist shall not authorize the publishing of, or furnish material relating to the Picture, or Artist’s services in connection with the Picture, without the prior written consent of Producer.

20.                                 UNION COMPLIANCE:  The SAG Agreement shall govern the terms and conditions of Artist’s services.  If there is any inconsistency between this Agreement and the SAG Agreement, the SAG Agreement shall prevail and this Agreement shall be deemed modified to the minimum extent necessary to resolve the conflict and shall continue in full force and effect.  Producer shall be entitled to the maximum rights, privileges, and benefits conferred upon or permitted to Producer under the SAG Agreement for the minimum payments required, except as otherwise specifically provided in this Agreement.

21.                                 ARBITRATION OF DISPUTES:  If any dispute or controversy arises between the parties hereto with reference to this Agreement, or the employment herein provided for, such dispute or controversy shall be settled and determined by conciliation and arbitration in accordance with the conciliation and arbitration provisions of the SAG Agreement, and such provisions are hereby referred to and by such reference incorporated herein and made a part of this Agreement with the same effect as though the same were set forth herein in detail.

22.                                 PERSONAL APPEARANCES:  When Producer so requests, and subject to Artist’s availability, Artist shall make personal appearances at such places and on such occasions as Producer or the distributor of the Picture may determine in connection with the Picture or any distributor sponsor of the Picture, including without limitation promotional activities, interviews, and television guest appearances.  In connection with such appearances, if any, Producer shall provide Artist with transportation and a per diem to be negotiated in good faith.

23.                                 ENFORCEABILITY OF CONTRACT:  If a court or other tribunal having jurisdiction determines any provision of this Agreement to be void or unenforceable, the provision in question shall in no way affect any other provision of this Agreement, and this Agreement shall continue in full force and effect.  Neither the expiration of this Agreement nor any termination or suspension of it shall relieve Artist of Artist’s obligations with respect to any representation, warranty or indemnification agreement made under this Agreement.  No waiver by any party to this Agreement of a breach of any obligation imposed by this Agreement or of a breach of any representation or warranty made under this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or of a different obligation, representation or warranty.  Failure on the part of any party to complain of any failure to act of the other party or to declare the other party in default, irrespective of how long the failure continues, shall not constitute a waiver by the party of its rights under this Agreement.

24.                                 INSURANCE:  Producer may secure life, health, accident, cast or other insurance covering Artist, or Artist and others, and Artist shall have no right, title or interest in or to such insurance.  As soon as possible after Artist’s execution of this Agreement, Artist shall submit to usual and customary medical examinations for Producer’s insurance purposes (including, without limitation, self-insurance) and will sign such applications and/or other documents reasonably required.  Artist may have Artist’s own physician present at any such examination at Artist’s own expense.  Producer may terminate this Agreement without any further obligation or liability of any kind to Artist (other than payment to Artist of any unpaid compensation under this Agreement which has, as of the date of such termination, accrued and been earned by Artist in accordance with the terms and conditions of this Agreement) if: (i) any such examination establishes a substantial doubt as to Artist’s physical ability to perform and/or complete Artist’s services hereunder; or (ii) if cast insurance covering Artist cannot be obtained for normal premiums and without exclusions (other than minor and customary exclusions), provided, however, that if Artist pays the amount of the excess premiums above the customary premiums for cast insurance, Producer will not terminate Artist for failure to qualify for customary cast insurance premiums.  From the date two (2) weeks before the scheduled start date of principal photography until completion of all services required of Artist hereunder, Artist will not ride in any aircraft, other than as a passenger on a scheduled flight of a United States or major international air carrier maintaining regularly published schedules, or engage in any extrahazardous activity without Producer’s written consent in each case.

25.                                 NOTICES:  All notices which Producer is required or may desire to serve upon Artist in connection with this Agreement may be served by delivering the notice to Artist personally in writing or orally or by sending the notice to Artist by mail, facsimile or telegraph addressed to Artist at the address specified above or at any other address which Artist has designated in writing.  Artist may serve any notice which Artist may be required or may desire to serve upon Producer by sending the notice to Producer at the address above or at any other address which Producer has designated in writing.  The date of mailing of any notice (whether sent by registered mail, with or without return receipt requested, certified mail, air mail or ordinary mail) or the date the notice is deposited for transmission by facsimile or telegraph, as the case may be, shall be deemed the date of service of the notice.

26.                                 HEADINGS:  The headings of this Agreement are merely for convenience and shall have no legal effect or significance.

27.                                 GOVERNING LAW; COMPLETE UNDERSTANDING:  This Agreement shall be construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed wholly within the State of California regardless of where performance of this Agreement may occur.  This Agreement sets forth the complete understanding between Artist and Producer with respect to the subject matter hereof, and all prior agreements, whether written or oral, have been merged in this Agreement.  This Agreement may only be modified by a written instrument which the party to be charged has signed.  Artist acknowledges that neither Producer nor any of its agents, employees or representatives has made any representations or promises which are not expressly contained in this Agreement.

ACCEPTED AND AGREED:

OUT OF THE BLUE PRODUCTIONS, LLC.

/S/ANGIE EVERHART	By:	/S/GRAY FREDERICKSON

ANGIE EVERHART

Its: